EXHIBIT 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Pavilion Bancorp, Inc. on Form S-8 (File Nos. 333-86636) and Form S-3D (File No. 333-112651) of our report dated January 13, 2004 on the 2003 and 2002 Consolidated Financial Statements of Pavilion Bancorp, Inc. (prior to the subsequent adjustments, on which we have not performed any auditing procedures and do not express an opinion thereon, described in Note 15 to the financial statements in the 2004 Form 10-K applied to restate the 2003 and 2002 financial statements), which report is included in the 2004 Annual Report on Form 10-K/A of Pavilion Bancorp, Inc.

/s/ CROWE CHIZEK AND COMPANY LLC CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
November 28, 2005